Exhibit 99.1
BioTime, Inc.	6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com

For Further Information:
Judith Segall (510) 350-2940

BioTime, Inc. Signs Letter of Intent with International Stem Cell Corporation for
Joint Production and Distribution of Stem Cell Products

EMERYVILLE, CA, April 03, 2008 – BioTime, Inc. (OTCBB: BTIM) and its wholly-owned subsidiary Embryome Sciences, Inc., have signed a letter of intent with International Stem Cell Corporation (OTCBB: ISCO) and its wholly-owned subsidiary Lifeline Cell Technology (Lifeline) to jointly produce and distribute a wide array of research products from human embryonic stem cell technology.

Human embryonic stem (hES) cells are powerful in that they possess the potential to become all of the thousands of cell types in the human body. The industry surrounding this emerging field of science is called “regenerative medicine.” Embryome Sciences and Lifeline intend to jointly manufacture products serving the complex needs of this industry, including cells and related products that will allow researchers to identify and study the thousands of cell types that can be made from hES cells.

“While many have focused on the therapeutic opportunities of hES cells, and the generous $3 billion of funding provided by the State of California to fund this research, it is important to remember that the people who really profited from the California gold rush of the 19th century were the makers and suppliers of the tools,” said Michael D. West, Ph.D., CEO of BioTime and Embryome Sciences. “While not ruling out entering the therapeutics race at some point, we believe that the greatest rate of return on investment may be in commercializing research products that can be produced and marketed within one to two years. We intend to win the race to profitability in this important field of medicine.”

“There is a considerable opportunity in manufacturing high quality progenitor cell lines for use in research and drug discovery.  Lifeline’s and Embryome Sciences’ combined strengths and technologies will give scientists access to the basic research tools they will need to take the field of regenerative medicine to the next level,” said Jeffrey Janus, CEO of Lifeline and a founding member of Clonetics Corporation, adding, “Dr. West is a leader in the emerging field of “embryomics” which is the science of characterizing all of the complex cell types that can be derived from hES cells. Dr. West’s expertise, along with Lifeline’s experience in manufacturing and standardizing human cells and reagents and Lifeline’s ability to generate normal or engineered progenitor cell lines, makes what we think is a spectacular opportunity to become a leading manufacturer of research products in this emerging field.”

Under a collaborative production and manufacturing agreement, the parties intend to manufacture ESpyTM cell lines (complex derivatives of hES cells that send beacons of light in response to the activation of particular genes), as well as a host of supplies scientists will utilize in the field of stem cell research. The progenitor cell lines will be produced and distributed in joint efforts utilizing Embryome Science’s proprietary “Embryomics™” technology, its future Embryome.com online database, and technology and approved hES cell lines licensed from the Wisconsin Alumni Research Foundation (WARF).  Lifeline will contribute its manufacturing and quality control expertise backed by a staff with over 150 years of experience in the field, its facilities, and Lifeline’s technologies.

The proposed collaboration among Lifeline, BioTime, and Embryome Sciences is subject to the execution of a definitive agreement.

About International Stem Cell Corporation:

International Stem Cell Corporation (ISCO) is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists also have created the first Parthenogenetic homozygous stem cell line (phSC-Hhom-4) that can be a source of therapeutic cells that will not be immune rejected after transplantation into millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology. For more information, visit the ISCO website at: www.internationalstemcell.com

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc., through which it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com. Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and EScalateTM are trademarks of BioTime, Inc.

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings.  BioTime disclaims any intent or obligation to update these forward-looking statements.